Chevron Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevron.com
News Release
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
JANUARY 27, 2006
CHEVRON REPORTS NET INCOME OF $4.1 BILLION IN FOURTH QUARTER
AND $14.1 BILLION FOR YEAR
•	Quarterly upstream earnings of $3.3 billion up 46% on higher oil and gas prices and benefits of Unocal acquisition

•	Downstream profits of $0.8 billion decline 25% on lower margins in Europe and Asia and effects of U.S. hurricanes

•	Several strategic and operational milestones reached during the period; progress also made on integration of Unocal
     SAN RAMON, Calif., January 27, 2006 — Chevron Corp. today reported quarterly net income of $4.1 billion ($1.86 per share — diluted) in the fourth quarter 2005, compared with $3.4 billion ($1.63 per share — diluted) in the year-ago period. Earnings in the 2004 period included a special-item gain of $146 million ($0.06 per share) related to asset sales.
     For the full year 2005, net income was $14.1 billion ($6.54 per share — diluted). Earnings in 2004 were $13.3 billion ($6.28 per share — diluted), which included net special-item gains of $1.2 billion ($0.54 per share) relating primarily to the disposition of nonstrategic upstream properties.
     Sales and other operating revenues in the fourth quarter were $53 billion, up from $42 billion a year earlier. For the full year 2005, revenues were $194 billion, compared with $151 billion in 2004. The increase in both comparative periods was due mainly to higher prices for crude oil, natural gas and refined products, as well as the inclusion of revenues related to former-Unocal operations for the last five months of 2005.
Earnings Summary

	Fourth Quarter		Year
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations —
By Business Segment[1,2]
Upstream — Exploration and Production	$3,250	$2,227	$11,724	$9,490
Downstream — Refining, Marketing and Transportation	808	1,076	2,766	3,250
Chemicals	71	75	298	314
All Other	15	62	(689)	(20)

Total	4,144	3,440	14,099	13,034
Income From Discontinued Operations — Upstream[2]	—	—	—	294

Net Income[1,2]	$4,144	$3,440	$14,099	$13,328

[1]Includes foreign currency effects	$(42)	$(54)	$(61)	$(81)
[2]Includes income from special items:
Continuing Operations	$—	$146	$—	$905
Discontinued Operations	—	—	—	257

Total	$—	$146	$—	$1,162

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Quarterly Results
     “Our strong performance in the fourth quarter capped a second consecutive year of record earnings for our company,” said Chairman and CEO Dave O’Reilly. “We achieved these results despite an estimated $1.4 billion negative impact on profits in the second half of the year, the consequence of disruptions caused by third-quarter hurricanes in the Gulf of Mexico. About half of this adverse effect on earnings related to the fourth quarter.” O’Reilly said the hurricane effects included a reduction in crude oil and natural gas production, costs for repairs and maintenance of both offshore and onshore facilities, asset write-offs and expenses for other uninsured storm-related items.
     “Despite several employee evacuations from the Gulf of Mexico last year due to the storms, as well as the massive effort that followed to restore operations, our company turned in its safest work year ever in 2005,” O’Reilly added. “And building on that achievement, our employees along the Gulf Coast have continued their repair and maintenance activities at a steady and safe pace.”
     O’Reilly said that prior to the storms that began last August, the company’s production in the Gulf of Mexico was approximately 300,000 barrels of oil-equivalent per day. Daily production in the fourth quarter averaged about 160,000. During the full year 2006, production is expected to average approximately 200,000 barrels per day, with a slightly higher rate occurring in the first half of the year.
     In other comments on the quarterly results, O’Reilly said earnings of $3.3 billion for the company’s upstream operations in the 2005 period improved 46 percent from a year earlier, mainly attributable to higher prices for crude oil and natural gas. Also contributing to the higher earnings were worldwide oil-equivalent production volumes that were up 11 percent from the fourth quarter 2004. Downstream earnings of $808 million were off 25 percent from the fourth quarter 2004, primarily the result of lower margins for refined products in the company’s European and Asia-Pacific areas of operation, carryover effects of the U.S. hurricanes and costs associated with a fire at a 40 percent-owned, nonoperated products terminal in the United Kingdom.
Selected Financial Measures
     The company’s return on capital employed for the full year 2005 was 22 percent. Common stock acquired in the open market during the year totaled $3 billion, including approximately $750 million in the fourth quarter. Dividend payouts on common stock increased for the eighteenth consecutive year in 2005. At the end of the year, balances of cash and marketable securities totaled $11.1 billion, up about $400 million from the end of 2004. Total debt at December 31, 2005, stood at $12.9 billion, up $1.6 billion from a year earlier, due to the debt assumed in the Unocal acquisition. The company’s debt ratio at the end of 2005 was 17 percent, down from 20 percent at year-end 2004.
Operating Developments and Strategic Progress
     In remarks on operational activities in recent months, O’Reilly said, “We continue to see major progress in achieving our upstream and global natural gas objectives to grow profitability in our core areas of operation, build new legacy positions and commercialize our significant natural gas resource base.” O’Reilly

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noted a number of strategic milestones and operational successes in recent months for these and other activities:
Upstream
•	Announced two deepwater oil discoveries in the Gulf of Mexico — 60 percent-owned Big Foot in Walker Ridge and 25 percent-owned Knotty Head in Green Canyon.

•	Achieved first oil production from the deepwater Belize Field offshore Angola. The Benguela, Belize, Lobito and Tomboco fields form a project that is being developed in two phases. Production is expected to ramp up over the next two years as additional wells and fields are brought online.

•	Commenced construction of a floating production facility to be installed in the 58 percent-owned and operated Tahiti Field in the deepwater Gulf of Mexico. Tahiti is expected to be onstream in mid-2008 and is designed with a daily production capacity of 125,000 barrels of crude oil and 70 million cubic feet of natural gas.

•	Announced that the company’s 50 percent-owned Tengizchevroil (TCO) affiliate in Kazakhstan awarded commercial contracts to enable increased crude-oil exports through a southern route across the Caspian Sea. The southern route will provide additional export capacity for TCO’s increased production until the Caspian Pipeline Consortium pipeline is expanded. The additional crude oil production at TCO will result from major facilities-expansion projects being constructed at a total cost of approximately $5.5 billion. By the third quarter 2007, TCO’s crude production capacity is projected to increase from the current 300,000 barrels per day to between 460,000 and 550,000, or about 30,000 to 50,000 barrels per day higher than previously estimated.
Global Natural Gas Projects
•	Announced the signing of additional Heads of Agreement with Japanese utilities for the sale of liquefied natural gas (LNG) from the Gorgon Project in Australia into Japan, the world’s largest LNG market. Three separate preliminary agreements call for the purchase of a total of 4.2 million metric tons per year of Gorgon LNG over 25 years. Commitments for 2.7 million tons begin in 2010, and the other commitment for 1.5 million tons begins in 2011.

•	Committed to additional LNG terminal and pipeline capacity in the Sabine Pass area of Louisiana. The company exercised its option to increase capacity at a Sabine Pass LNG terminal from 700 million to 1 billion cubic feet per day and has committed to 1.6 billion cubic feet per day of capacity in new and existing pipelines in the area.
Preliminary Report of Proved Reserves — Crude Oil and Natural Gas
•	Added proved reserves in 2005 that equated to approximately 175 percent of oil-equivalent production during the year. Net oil-equivalent reserve additions in 2005, including sales and acquisitions, were slightly more than 1.5 billion barrels. Total oil-equivalent production for the year was 870 million barrels. At the end of 2005, oil-equivalent proved reserves totaled approximately 11.9 billion barrels. All of these amounts exclude volumes associated with the company’s interests in Canadian oil sands and an operating service agreement in Venezuela. The company will provide additional details relating to 2005 reserve activity in its Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission in early March.

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Downstream
•	Approved a major upgrade project by the 50 percent-owned GS Caltex affiliate at the Yeosu 650,000-barrel-per-day refining complex in South Korea. At a total cost of approximately $1.5 billion, the facilities will increase the yield of high-value refined products and reduce feedstock costs through the processing of heavy crude oil. Start-up is expected by the end of 2007.
Chemicals
•	Entered into an engineering, procurement and construction contract in Qatar through the company’s 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) for the Q-Chem II complex to be located next to the existing Q-Chem I operation. Q-Chem II will include a 350,000 metric-ton-per-year polyethylene plant and a 345,000 metric-ton-per-year normal alpha olefins plant. Start-up activities are scheduled to begin in late 2008. CPChem owns 49 percent of the Q-Chem II complex.
Near-Term Outlook
     O’Reilly said the company’s average worldwide oil-equivalent production level of 2.5 million barrels per day in 2005 is expected to increase to an average of 2.7 to 2.8 million in 2006. The additional volumes are attributable mainly to the properties acquired from Unocal and new project start-ups that are expected to help offset normal field declines in existing operations. The actual production level in 2006 will depend on several factors, including the rate of recovery of production currently being restored in the Gulf of Mexico and production that may have to be shut in during the year due to weather conditions, civil unrest or other disruption to daily operations.
     “We enter 2006 a stronger company,” O’Reilly said. “The acquisition of Unocal last summer was an excellent fit with our already-strong asset portfolio. Our employees have worked diligently to integrate the operations of the two companies. And we are on track to realize the projected cost savings in the many geographic areas where Chevron and Unocal had overlapping interests.
     “As we build upon our performance in 2005,” O’Reilly said, “I am optimistic about our continued ability to provide new energy supplies for the world economies and add value for our company’s stockholders.”
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production in the fourth quarter 2005, including volumes produced from oil sands in Canada and production under an operating service agreement in Venezuela, increased 11 percent, or 270,000 barrels per day, from the fourth quarter 2004 to 2,683,000 barrels per day. The increase between periods was the result of production associated with the acquisition of Unocal in August 2005. Approximately 140,000 barrels per day of oil-equivalent production in the Gulf of Mexico was shut in during the 2005 fourth

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quarter as a result of the carryover effects of the third-quarter hurricanes. In the fourth quarter 2004, approximately 60,000 barrels per day were offline due to hurricane damages.
     Average U.S. prices for crude oil and natural gas liquids in the fourth quarter 2005 increased $14 to $52 per barrel from the year-ago period. Internationally, prices were up nearly $13 per barrel to more than $50. The average U.S. natural gas sales price increased 69 percent to more than $10 per thousand cubic feet, while internationally the average natural gas price of $3.50 per thousand cubic feet was 21 percent higher than a year earlier.
     U.S. Exploration and Production

	Fourth Quarter		Year
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations*	$1,223	$959	$4,168	$3,868
Income From Discontinued Operations*	—	—	—	70

Total*	$1,223	$959	$4,168	$3,938

*Includes income from special items:
Continuing Operations	$—	$87	$—	$261
Discontinued Operations	—	—	—	50

Total Special Items	$—	$87	$—	$311
     U.S. exploration and production income of $1.2 billion in the fourth quarter increased 28 percent from the 2004 period. The 2004 results included special-item gains of $87 million relating to property sales. The increase in earnings between periods was attributable mainly to higher prices for crude oil and natural gas and results from the former Unocal operations. Partially offsetting these benefits were higher operating expenses for the heritage-Chevron properties, including costs associated with the restoration of facilities that were damaged by the hurricanes.
     Net oil-equivalent production of 717,000 barrels per day declined 7,000 barrels per day, or 1 percent, from the 2004 quarter. Production additions in 2005 from the properties acquired from Unocal were more than offset by the effects of hurricanes and normal field declines.
     International Exploration and Production

	Fourth Quarter		Year
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations[1,2]	$2,027	$1,268	$7,556	$5,622
Income From Discontinued Operations[2]	—	—	—	224

Total[1,2]	$2,027	$1,268	$7,556	$5,846

[1]Includes foreign currency effects	$5	$(74)	$14	$(129)
[2]Includes income from special items:
Continuing Operations	$—	$59	$—	$644
Discontinued Operations	—	—	—	207

Total Special Items	$—	$59	$—	$851
     International exploration and production income of $2.0 billion increased from $1.3 billion in the fourth quarter 2004, primarily the result of higher prices for crude oil and natural gas and earnings from the former Unocal operations.
     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, increased 277,000 barrels per day, or 16 percent, from the year-ago period to 1,966,000. Absent the Unocal volumes in the quarter and lower volumes associated with the effect of higher

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prices on cost-recovery and variable-royalty provisions of certain production-sharing contracts, net oil-equivalent production was essentially flat between periods.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Refining, Marketing and Transportation

	Fourth Quarter		Year
Millions of Dollars	2005	2004	2005	2004

Income	$385	$372	$980	$1,261

     U.S. refining, marketing and transportation earnings of $385 million were little-changed from the 2004 quarter. Average margins for refined products were up from the year-ago period, but the benefits were largely offset by refinery downtime and the effects of the hurricanes.
     Despite higher refinery input in the fourth quarter 2005, the downtime during the period resulted in lower production of higher-valued refined products than in the 2004 quarter and dampened earnings.
     Sales volumes for refined products decreased 1 percent to 1,443,000 barrels per day in the 2005 quarter, as certain sales were affected by supply constraints following the hurricanes.
     International Refining, Marketing and Transportation

	Fourth Quarter		Year
Millions of Dollars	2005	2004	2005	2004

Income*	$423	$704	$1,786	$1,989

*Includes foreign currency effects	$(26)	$(5)	$(24)	$7
     International refining, marketing and transportation operations earned $423 million in the 2005 quarter, a decrease of $281 million from the fourth quarter 2004. The decrease resulted mainly from lower margins associated with operations in Europe and the Asia-Pacific region, costs related to an explosion and fire at a 40 percent-owned terminal in England and tax adjustments in various countries. Refinery input systemwide was essentially unchanged from the 2004 fourth quarter.
     Total refined-product sales volumes of 2,318,000 barrels per day were 3 percent lower than in last year’s quarter. The decline was primarily the result of lower gasoline trading activity and reduced sales of gas oil and fuel oil.
CHEMICALS

	Fourth Quarter		Year
Millions of Dollars	2005	2004	2005	2004

Segment Income*	$71	$75	$298	$314

*Includes foreign currency effects	$—	$(1)	$—	$(3)
     Chemical operations earned $71 million, down 5 percent from the 2004 quarter. Results for the company’s Oronite subsidiary were flat between periods. Earnings associated with the 50 percent-owned Chevron Phillips Chemical Company LLC declined due to income tax adjustments that more than offset the benefit of improved margins for commodity chemicals.
ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2005	2004	2005	2004

Income (Charges) — Net*	$15	$62	$(689)	$(20)

*Includes foreign currency effects	$(21)	$26	$(51)	$44

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     All Other consists of the company’s interest in Dynegy, coal mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
     Income net of charges in the fourth quarter 2005 was $15 million, compared with income of $62 million in the corresponding 2004 period. Foreign exchange effects reduced earnings in the 2005 period by $21 million but increased earnings in the 2004 quarter by $26 million.
     Both quarters also included significant benefits to income of approximately the same amount. The 2005 period included the company’s share of a gain on the sale of midstream assets by its Dynegy affiliate, which was partially offset by a loss related to Dynegy’s settlement of a tolling arrangement. The items in the fourth quarter 2004 included corporate consolidated tax effects.
CAPITAL AND EXPLORATORY EXPENDITURES
     Excluding the cost of the Unocal acquisition, capital and exploratory expenditures in 2005, including the company’s share of expenditures by affiliates, were $11.1 billion, compared with $8.3 billion in the 2004 annual period. Expenditures in the last five months of 2005 that related to the former Unocal properties were approximately $800 million. Upstream expenditures in 2005 were $8.4 billion, of which $700 million was associated with the Unocal properties. The company’s share of equity affiliates’ expenditures was about $1.7 billion and $1.6 billion in 2005 and 2004, respectively.
# # #
NOTICE
Chevron’s discussion of fourth quarter 2005 earnings with security analysts will take place on Friday, January 27, 2006, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will post selected first quarter 2006 interim company and industry performance data on its Web site on Wednesday, March 22, 2006, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the factors that could cause actual results to differ materially are unknown or unexpected problems in the resumption of operations affected by Hurricanes Katrina and Rita and other severe weather in the Gulf of Mexico; crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the ability to successfully integrate the operations of Chevron and Unocal; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
1/27/06

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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)		Three Months		Year Ended
		Ended December 31		December 31
	REVENUES AND OTHER INCOME	2005	2004	2005	2004
	Sales and other operating revenues (1) (2)	$52,576	$41,612	$193,641	$150,865
	Income from equity affiliates	1,110	785	3,731	2,582
	Other income	108	295	828	1,853

	Total Revenues and Other Income	53,794	42,692	198,200	155,300

	COSTS AND OTHER DEDUCTIONS
	Purchased crude oil and products, operating and other expenses (2)	39,679	30,757	145,730	109,505
	Depreciation, depletion and amortization	1,725	1,283	5,913	4,935
	Taxes other than on income (1)	5,063	5,216	20,782	19,818
	Interest and debt expense	135	112	482	406
	Minority interests	33	22	96	85

	Total Costs and Other Deductions	46,635	37,390	173,003	134,749
	Income From Continuing Operations Before Income Tax Expense	7,159	5,302	25,197	20,551
	Income tax expense	3,015	1,862	11,098	7,517

	Income From Continuing Operations	4,144	3,440	14,099	13,034
	Income From Discontinued Operations	—	—	—	294

	NET INCOME	$4,144	$3,440	$14,099	$13,328

	PER-SHARE OF COMMON STOCK
Income From Continuing Operations	— Basic	$1.88	$1.64	$6.58	$6.16
	— Diluted	$1.86	$1.63	$6.54	$6.14
Income From Discontinued Operations	— Basic	$—	$—	$—	$0.14
	— Diluted	$—	$—	$—	$0.14
Net Income	— Basic	$1.88	$1.64	$6.58	$6.30
	— Diluted	$1.86	$1.63	$6.54	$6.28
	Dividends	$0.45	$0.40	$1.75	$1.53

	Weighted Average Number of Shares Outstanding (000’s)
	— Basic	2,225,125	2,101,700	2,144,188	2,116,051
	— Diluted	2,235,585	2,110,099	2,154,728	2,121,838

	(1) Includes consumer excise taxes.	$2,173	$2,150	$8,719	$7,968
	(2) Includes amounts in revenues for buy/sell contracts. (Associated costs are included in Purchased crude oil and products, operating and other expenses.)	$5,685	$5,117	$23,610	$18,650

CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Year Ended
SPECIAL ITEMS INCLUDED IN NET INCOME (1)	Ended December 31		December 31
	2005	2004	2005	2004
U.S. Upstream
Asset dispositions — continuing operations	$—	$87	$—	$316
Asset dispositions — discontinued operations	—	—	—	50
Litigation provisions	—	—	—	(55)
International Upstream
Asset dispositions — continuing operations	—	59	—	644
Asset dispositions — discontinued operations	—	—	—	207

Total Special Items	$—	$146	$—	$1,162

INCOME FROM CONTINUING OPERATIONS
BY MAJOR OPERATING AREA	Three Months		Year Ended
(unaudited)	Ended December 31		December 31
	2005	2004	2005	2004
Upstream — Exploration and Production
United States	$1,223	$959	$4,168	$3,868
International	2,027	1,268	7,556	5,622

Total Exploration and Production	3,250	2,227	11,724	9,490

Downstream — Refining, Marketing and Transportation
United States	385	372	980	1,261
International	423	704	1,786	1,989

Total Refining, Marketing and Transportation	808	1,076	2,766	3,250

Chemicals	71	75	298	314
All Other (2)	15	62	(689)	(20)

Income From Continuing Operations	4,144	3,440	14,099	13,034
Income From Discontinued Operations	—	—	—	294

Net Income	$4,144	$3,440	$14,099	$13,328

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2005	Dec. 31, 2004
	(unaudited)
Cash and Cash Equivalents	$10,043	$9,291
Marketable Securities	$1,101	$1,451
Total Debt	$12,870	$11,272
Stockholders’ Equity	$62,676	$45,230

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods, as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes the company’s interest in Dynegy Inc., coal mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Year Ended
CAPITAL AND EXPLORATORY EXPENDITURES (1) (2)	Ended December 31		December 31
(Millions of Dollars)	2005	2004	2005	2004
United States
Exploration and Production	$834	$490	$2,450	$1,820
Refining, Marketing and Transportation	313	251	818	497
Chemicals	28	31	108	123
Other	54	119	329	512

Total United States	1,229	891	3,705	2,952

International
Exploration and Production	2,086	1,393	5,939	4,501
Refining, Marketing and Transportation	619	356	1,380	832
Chemicals	19	12	43	27
Other	19	1	44	3

Total International	2,743	1,762	7,406	5,363

Worldwide	$3,972	$2,653	$11,111	$8,315

	Three Months		Year Ended
OPERATING STATISTICS (2)	Ended December 31		December 31
NET LIQUIDS PRODUCTION (MB/D):	2005	2004	2005	2004
United States	444	454	455	505
International	1,271	1,202	1,214	1,205

Worldwide	1,715	1,656	1,669	1,710

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,638	1,618	1,634	1,873
International	3,289	2,107	2,599	2,085

Worldwide	4,927	3,725	4,233	3,958

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D): (4)	147	136	143	140

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (5)
United States	717	724	727	817
International	1,966	1,689	1,790	1,692

Worldwide	2,683	2,413	2,517	2,509

SALES OF NATURAL GAS (MMCF/D):
United States (6)	5,812	4,637	5,449	4,518
International	2,900	1,843	2,289	1,885

Worldwide	8,712	6,480	7,738	6,403

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	94	167	151	177
International	120	116	108	105

Worldwide	214	283	259	282

SALES OF REFINED PRODUCTS (MB/D): (7)
United States	1,443	1,458	1,473	1,506
International	2,318	2,397	2,295	2,402

Worldwide	3,761	3,855	3,768	3,908

REFINERY INPUT (MB/D):
United States	896	854	845	914
International	1,040	1,037	1,038	1,044

Worldwide	1,936	1,891	1,883	1,958

(1) Excludes $17.3 billion acquisition cost for Unocal Corp.
(2) Includes interest in affiliates.
(3) Includes natural gas consumed on lease (MMCF/D):
United States	32	38	48	50
International	360	291	332	293
(4) Other produced volumes — International (MB/D):
Athabasca Oil Sands	35	22	32	27
Boscan Operating Service Agreement	112	114	111	113
(5) The oil-equivalent sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(6) 2004 conformed to 2005 presentation.
(7) Includes volumes for buy/sell contracts (MB/D):
United States	58	62	82	84
International	113	87	129	96